EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated April 28, 2023, in Amendment No. 1 to the Registration Statement on Form F-1, under the Securities Act of 1933 (File No. 333-272311) with respect to the consolidated balance sheets of JE Cleantech Holdings Limited and its subsidiaries (collectively the “Company”) as of December 31, 2021 and 2022, and the related consolidated statements of income and comprehensive income(loss), changes in shareholders’ equity, and cash flows in each of the years for the three-year period ended December 31, 2022, and the related notes included herein.

San Mateo, California	WWC, P.C.
July 31, 2023	Certified Public Accountants
PCAOB ID: 1171